EXHIBIT 99.2

Combined Financial Statements
Year Ended May 31, 2007 and the
Period from December 1, 2005 (Inception) to May 31, 2006

Combined Financial Statements Year Ended May 31, 2007 and the Period from December 1, 2005 (Inception) to May 31, 2006

Be	llataire

Contents

Independent auditors’ report	3

Combined financial statements:
Balance sheets	4
Statements of operations	5
Statements of partners’ deficit	6
Statements of cash flows	7
Summary of significant accounting policies	8-9
Notes to combined financial statements	10-11

Independent Auditors’ Report

Bellataire
New York, New York

We have audited the accompanying combined balance sheets of Bellataire as of May 31, 2007 and 2006 and the related combined statements of operations, partners’ deficit, and cash flows for the year ended May 31, 2007 and the period from December 1, 2005 (inception) to May 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bellataire at May 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended May 31, 2007 and the period from December 1, 2005 (inception) to May 31, 2006 in conformity with accounting principles generally accepted in the United States.

/s/ BDO Seidman, LLP

August 27, 2007

Be	llataire

Combined Balanc	e Sheets

May 31,	2007	2006
Assets
Current:
Cash	$632,456	$2,152,353
Accounts receivable	797,618	215,533
Inventories	7,561,251	4,195,886
Prepaid expenses and other current assets	119,650	136,325
	$9,110,975	$6,700,097
Liabilities and Partners’ Deficit
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$603,817	$776,860
Due to shareholders (net)	1,302,654	2,342,859
Total current liabilities	1,906,471	3,119,719
Loans payable to shareholders (Note 2)	11,336,332	4,800,000
Total liabilities	13,242,803	7,919,719
Partners’ deficit	(4,131,828)	(1,219,622)
	$9,110,975	$6,700,097

See accompanying summary of significant accounting policies and notes to combined financial statements.

Be	llataire

Combined Statements of Op	erations

		Period from
		December 1, 2005
	Year ended	(inception) to
	May 31, 2007	May 31, 2006
Net sales	$5,931,295	$448,675
Cost of goods sold (Note 4)	5,702,238	323,562
Gross profit	229,057	125,113
Selling, general and administrative expenses (Note 4)	3,141,263	1,444,735
Net loss	$(2,912,206)	$(1,319,622)

See accompanying summary of significant accounting policies and notes to combined financial statements.

Be	llataire

Combined Statements of Partner	s’ Deficit

Year ended May 31, 2007 and the period from December 1, 2005 (inception) to May 31, 2006

	Lazare Kaplan	Diamond
	International	Innovations	Total
Balance, December 1, 2005	$-	$-	$-
Capital contribution	50,000	50,000	100,000
Net loss	(659,811)	(659,811)	(1,319,622)
Balance, May 31, 2006	(609,811)	(609,811)	(1,219,622)
Net loss	(1,456,103)	(1,456,103)	(2,912,206)
Balance, May 31, 2007	$(2,065,914)	$(2,065,914)	$(4,131,828)

See accompanying summary of significant accounting policies and notes to combined financial statements.

Be	llataire

Combined Statements of Ca	sh Flows

		Period from
		December 1, 2005
	Year ended	(inception) to
	May 31, 2007	May 31, 2006
Cash flows from operating activities:
Net loss	$(2,912,206)	$(1,319,622)
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) decrease in:
Accounts receivable	(582,085)	(215,533)
Inventories	(3,365,365)	(4,195,886)
Prepaid expenses and other assets	16,675	(136,325)
Increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities	(173,043)	776,860
Due to shareholders (net)	(1,040,205)	2,342,859
Total adjustments	(5,144,023)	(1,428,025)
Net cash used in operating activities	(8,056,229)	(2,747,647)
Cash flows from financing activities:
Capital contributions	-	100,000
Proceeds from notes payable to shareholders	6,536,332	4,800,000
Net cash provided by financing activities	6,536,332	4,900,000
Net increase (decrease) in cash	(1,519,897)	2,152,353
Cash, beginning of period	2,152,353	-
Cash, end of period	$632,456	$2,152,353

See accompanying summary of significant accounting policies and notes to combined financial statements.

Be	llataire

Summary of Significant Accounting	Policies

Description of Business and
Basis of Combination

Bellataire (the “Company”) is engaged in the production and distribution of loose diamonds and jewelry. Products include loose diamonds, rings, earrings, bracelets, necklaces and pendants that are sold throughout the United States, Belgium and Asia to jewelry retailers and wholesalers. The corporate structure is a combination of Bellataire LLC which is the selling agent in the U.S.; Bellataire BVBA which is the selling agent in Belgium; and Bellataire International which sources and manufactures the diamonds. In addition to selling diamonds owned by the Company, Bellataire LLC and Bellataire BVBA also sells diamonds owned by affiliates of the Company. It receives a 2% selling commission for selling these stones on their behalf.

The combined financial statements include all subsidiaries; all intercompany accounts and transactions have been eliminated in combination.

Inventories

Inventories consisting of loose diamonds, jewelry, labor and overhead associated with work-in-process and finished goods are valued at the lower of cost or market using the FIFO method.

Income Taxes

The partners are required to report the Company’s taxable income or loss on their respective income tax returns; accordingly, such income taxes are not reflected in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when title and risk of ownership have passed to the buyer, the earnings process is complete and the sale price is fixed or determinable.

Foreign Currency

All purchases of diamonds are denominated in U.S. dollars and all of the Company’s foreign sales are denominated in U.S. dollars.

1.	Inventories
Inventories, including amounts on consignment with customers, are stated at the lower of cost or market. The determination of market value is highly subjective as it is based on the relative significance assigned to various attributes of a diamond, including carat weight, color, clarity and quality of cut. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

May 31,	2007	2006
Raw materials	$-	$703,881
Work-in-progress	2,009,273	1,888,487
Finished goods	2,953,451	1,317,942
Consignment	2,598,527	285,576
Total	$7,561,251	$4,195,886

2.	Notes Payable – Partners	Per the Funding Agreement (Exhibit C) of the Operating Agreement dated November 30, 2005, each Partner has agreed to a capital commitment equal to one-half of the sum of:

(1)	$3,000,000 in cash, plus

(2)	the proceeds received by each Partner from “Transition Period Diamonds”, “Transition Period Accounts Receivable”, “Pre-Transition Period Diamonds” and “Pre-Transition Period Accounts Receivable”.

As of May 31, 2007, the Company had $100,000 of capital contributions, $11,336,332 of loans from parents (in equal amounts) and $5,765,936 available in borrowings. The loans do not bear interest and are due on demand. The shareholders do not intend on calling the loans within one year and, therefore, the loans have been classified as long term.

3.	Commitments and Contingency	Operating Leases
The Company currently has no leases.

4.	Related Party Transactions
The Company utilizes the services of certain employees for administrative services and occupies office space pursuant to various loan-out agreements with affiliates, which costs are included in selling, general and administrative expenses. Related fees are billed to the Company monthly and are based on actual costs incurred by the affiliates. The Company additionally utilizes manufacturing services from affiliates, which are reported as a component of cost of goods sold.

The total fees charged by the shareholders totaled $5,801,856 and $2,896,886 for the year ended May 31, 2007 and the period from December 1, 2005 (inception) to May 31, 2006, respectively.